UNITED STATES
																					SECURITIES AND EXCHANGE COMMISSION

																											Washington, D.C.  20549

																																			FORM 15

Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


																							Commission File Number 0-16497
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																													CAPITAL SOURCE L.P.
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		(Exact name of the registrant as specified in its organizational documents)

												1004 Farnam Street, Suite 400, Omaha, Nebraska
68102 																															(402) 444-1630
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(Address, including zip code, and telephone number, including area code, of
																		registrant's principal executive offices)

															Beneficial Assignment Certificates representing
									the beneficial assignment of limited partnership interests
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										(Title of each class of securities covered by this Form)

																																				None
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(Title of all other classes of securities for which a duty to file reports
																				under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


	Rule 12g-4(a) (1) (i)		[x]		Rule 12h-3(b) (1) (ii)	[  ]
	Rule 12g-4(a) (1) (ii)	[ ]		Rule 12h-3(b) (2) (i)		[  ]
	Rule 12g-4(a) (2) (i)		[ ]		Rule 12h-3(b) (2) (ii)	[  ]
	Rule 12g-4(a) (2) (ii)	[ ]		Rule 15d-6													[  ]
	Rule 12h-3(b) (1) (i)		[ ]

Approximate number of holders of record as of the certification or notice date:

																																				None
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Pursuant to the requirement of the Securities Exchange Act of 1934, CAPITAL
SOURCE L.P., as Registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


																																		CAPITAL SOURCE L.P.

																																		By:	America First Capital Source I L.L.C.,
																																					 General Partner of the Registrant


Date:	March 28, 2001														By:	/s/ Michael Thesing
																																						Michael Thesing,
																																						Vice President and Principal
																																					 Financial Officer



























































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